AMENDED SCHEDULE A

DATED SEPTEMBER 23, 2021

TO THE ADVISORS' INNER CIRCLE FUND III

DISTRIBUTION PLAN

DATED MAY 15, 2014,

AS AMENDED AND RESTATED

MARCH 3, 2015

Pursuant to Section 1 of the Plan and subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, distribution fees for the following Fund(s), and/or classes thereof, shall not exceed the amounts listed below:

Fund	Class of Shares	Fee
RWC Global Emerging Equity Fund	Class N	0.25%
Ninety One Global Franchise Fund	Class A	0.25%
Ninety One Emerging Markets Equity Fund	Class A	0.25%
Ninety One Global Environment Fund	Class A	0.25%
Ninety One International Franchise Fund	Class A	0.25%
KBI Global Investors Aquarius Fund	Investor	0.25%
Mesirow Financial Enhanced Core Plus Fund	Investor	0.25%
Mesirow Financial High Yield Fund	Investor	0.25%
Mesirow Financial Small Cap Value Sustainability Fund	Investor	0.25%
Nicholas Partners Small Cap Growth Fund	Retail	0.25%
SouthernSun Small Cap Fund	Class N	0.25%
SouthernSun U.S. Equity Fund	Class N	0.25%
First Foundation Fixed Income Fund	Class A	0.25%
First Foundation Total Return Fund	Class A	0.25%
ARGA Emerging Markets Value Fund	Investor	0.25%
ARGA International Value Fund	Investor	0.25%
FS Chiron Capital Allocation Fund	Class A	0.25%
	Class C	1.00%
FS Chiron SMid Opportunities Fund	Class A	0.25%
	Class C	1.00%
FS Multi-Strategy Alternatives Fund	Class A	0.25%
FS Long/Short Equity Fund	Class A	0.25%
FS Alternative Income Opportunities Fund	Class A	0.25%
FS Managed Futures Fund	Class A	0.25%
FS Chiron Real Asset Fund	Class A	0.25%